                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number: 3235-0362
FORM 5                                              Expires:  September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 1.0
                                                    ---------------------------

/ / Check box if no           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, D.C. 20549
    Section 16.
    Form 4 or Form 5         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See             Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)             Exchange Act of 1934, Section 17(a) of the
/ / Form 3 Holdings                 Public Utility Holding Company Act of
    Reported                            1935 or Section 30(f) of the
/X/ Form 4                                 Investment Company Act
    Transactions                                   of 1940
    Reported

-----------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*            2. Issuer Name and Ticker or Trading Symbol
                                                        American Architectural
    Amedia       Frank             J.                   Products Corporation (AAPC)
------------------------------------------------------------------------------------------------------------------------------------
  (Last)          (First)          (Middle)          3. I.R.S.Indentification                           4. Statement for Month/Year
755 Boardman - Canfield Road                            Number of Reporting                                November 1997
South Bridge Executive Center,  Bldg. G West            Person, if an entity                             --------------------------
-------------------------------------------             (Voluntary)                                     5. If Amendment, Date of
                 (Street)                                                                                  Original (Month/Year)

  Boardman           OH              44512
  (City)           (State)           (Zip)

6.    Relationship of Reporting Persons to Issuer
                (Check all applicable)
        X  Director              X 10% Owner
      ----                     ---
        X  Officer (give           Other (Specify
      ----          title      ---        below)
                    below)

                  CEO and President
              ------------------------
 7.    Individual or Joint/Group Reporting
            (check applicable line)
        X  Form Filed by One Reporting Person
      ----
           Form Filed by More than One Reporting Person
      ----

                                             -------------------------------------------------------------------------------------
                                               TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                end of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                   11/21/97    G        1,500,000   D          -0-          1,433,082**          D
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                   11/21/97    G        1,500,000   A          -0-          1,500,000            I            *
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             (Over)
                                                                                                                    SEC 2270 (7/97)

*If the form is filed by more than one reporting person, see instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
9. Number of                 10. Ownership          11. Nature of
   Derivative                    of Derivative          Indirect
   Securities                    Security:              Beneficial
   Beneficially                  Direct (D)             Ownership
   Owned at End                  or Indirect (I)        (Instr. 4)
   of Year                       (Instr. 4)
   (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
EXPLANATION OF RESPONSES:

(*) On November 21, 1997, Mr. Amedia transferred 1,500,000 shares of common stock to the Amedia Family Limited Partnership, in which he is a general and limited partner.

(**) On April 1, 1997, American Architectural Products Corporation became the successor to Forte Computer Easy, Inc. ("FCEI") for purposes of Section 16 pursuant to a merger. The merger had the effect of changing FCEI's domicile and name, but did not alter the respective interests of security holders except to effect a 1-for-10 reverse stock split.


**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.                                                          /s/ Frank J. Amedia             2/12/98
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                             ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                            Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                     SEC 2270 (7/97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
